Exhibit 10.33
[Vonage Letterhead]

June 25, 2012

Barbara Goodstein
257 West 86th St, Apt#13B
New York, NY 10024

Dear Barbara:

We are pleased to inform you that after careful consideration, Vonage Holdings Corp. (the “Company”) is extending an offer of employment, subject to the approval of the Board of Directors of Vonage Holdings Corp. (the “Board”). This offer letter (the “Offer Letter”), if accepted by you and approved by the Board, shall set forth the terms of your employment.

1. Employment

(a)	You will be employed in the position of Chief Marketing Officer.

(b)	You will report to Marc Lefar, Chief Executive Officer.

(c)	Your employment will commence on July 9, 2012 (the “Commencement Date”).
2. Location
Your office location will be at the Company's headquarters, which is located in Holmdel, NJ.

3. Compensation

(a)
The Company will pay you an annual base salary (“Base Salary”) of $425,000, less applicable withholding, payable in equal installments in accordance with the Company’s regular payroll practices for similarly situated employees, but in no event less frequently than biweekly in arrears.

(b)
In addition to base salary, you will be eligible for a Target Bonus Opportunity (“TBO”) of 75% of your base salary. TBO payouts are not guaranteed and are granted in the Company’s sole discretion. Your actual bonus attainment may be greater or less than 100%, with a maximum attainment of 175%, depending upon individual and Company performance. For 2012, you will be guaranteed a minimum bonus payout of 75% of your actual wage base earned for the year. When made, TBO payouts are generally paid in late February/early March. You must be employed on the payout date to receive any TBO payout.

4. Stock Options

In addition, you will be granted an option under Vonage Holding Corp.’s 2006 Incentive Plan (the “Incentive Plan”) to purchase 1,000,000 shares of Vonage Holding Corp.’s common stock, pursuant to a stock option agreement (the “Stock Option Agreement”) substantially in the form of the Company’s form of stock option agreement in accordance with the Incentive Plan (the number of shares and exercise price are subject to adjustment based on subsequent stock splits, reverse stock splits, other adjustments, or recapitalizations, as provided in the Incentive Plan). Subject to your continued employment on the applicable vesting dates, the options will vest and become exercisable as to 1/4th of the shares on each of the first, second, third and fourth anniversaries of the date of the award, which will be September 4, 2012. The exercise price will be the closing price of a share of Company stock on the date of the award. The stock option grant will be governed by and subject to the terms of the Incentive Plan and the Stock Option Agreement and in the event of a conflict between this paragraph and the Incentive Plan and Stock Option Agreement, the terms of the Incentive Plan and Stock Option Agreement shall control.

6. Severance

In addition, in the event your employment is terminated by the Company without Cause or by you with Good Reason, each as defined below, you will be entitled to (i) severance pay equal to twelve (12) months of your then-current base salary, less applicable withholding, which will be paid by the Company during its regular payroll cycle over the twelve (12) month period following the date of your employment termination; provided that the first payment shall be made on the sixtieth (60th) day after your termination of employment, and such first payment shall include payment of any amounts that otherwise would be due prior thereto, (ii) (x) if such termination of employment occurs in calendar year 2012, a pro rata portion of the Guaranteed Bonus, or (y) if such termination of employment occurs thereafter, a pro-rata portion of your TBO for the year of termination based on the Company’s actual performance for such year, in either case, less applicable withholding and payable in the year following the year in which your employment terminates at such time as annual bonuses in respect of such year are normally paid to other senior executives of the Company; provided, however that the Company shall not be required to make the payments set forth in this paragraph 6 unless you execute and deliver to the Company a Separation Agreement and General Release in a form reasonably acceptable to the Company in its sole discretion (the “Release”.) and such Release has become effective and irrevocable in its entirety within sixty (60) days of your termination of employment. The Release shall not contain post-employment obligations more restrictive then those post-employment obligations set forth in the Non-Compete Agreement. For the avoidance of doubt, any severance payments payable pursuant to this paragraph 6 shall be forfeited unless an effective Release has been received by the Company and has become irrevocable no later then sixty (60) days following your termination of employment. During the Severance period, you shall continue coverage in the Company’s medical and dental health care plans at your active employee rate; provided, that you are and remain eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; provided, further, that such continuation coverage shall immediately cease if you become eligible to receive group health coverage from another employer.

“Cause” means (i) material failure to perform your employment duties (not as consequences of any illness, accident or other disability, (ii) continued, willful failure to carry out any reasonable lawful direction of the Company, (iii) diverting or usurping a corporate opportunity of the Company (Iv) fraud, willful malfeasance, gross negligence or recklessness in the performance of employment duties, (v) willful failure to comply with any of the material terms of this Offer Letter (vi) other serious, willful misconduct which causes material injury to the Company or its reputation, including but not limited to, willful or gross misconduct toward any of the Company’s other employees, (vii) conviction of, or pleas of nolo contendre to, a felony or a crime involving moral turpitude, and (viii) violation of any written Company policies or procedures; provided, however that no event or condition describe in clauses (i), (ii) or (v) shall constitute Cause unless (x) the Company give you written notice of its intension to terminate your employment for Cause and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by you within 15 day of your receipt of such notice. If you do not correct the grounds for termination during such 15-day cure period, your termination of employment for Cause shall become effective on the first business day following the end of the cure period. Unless otherwise advised by the Company, you will be expected to perform services for the Company during the cure period.

“Good Reason” means: (i) a decrease in your base salary; (ii) a material diminution of your authorities, duties or responsibilities, (iii) a failure of the Company to pay compensation due and payable to you in connection with your employment or (iv) relocation by the Company of your principal place of employment to a location that results in your commuting distance being at least 30 miles greater than your commuting distance on the date you commence employment; provided, however that no event or condition described in clauses (i) through (iv) shall constitute Good

Reason unless (x) you give the Company’s most senior Human Resources employee written notice of your intention to terminate your employment for Good Reason and the grounds for such termination within 45 days after the occurrence of the event giving rise to the “Good Reason” termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30 day period to correct such grounds as promptly as practicable thereafter). If the Company does not correct the grounds for termination during such 30 day cure period (or take all reasonable steps within such 30 days period to correct such grounds as promptly as practicable thereafter), your termination of employment for “Good Reason” shall become effective on the first business day following the end of the cure period.

Unless otherwise advised by the Company, you will be expected to perform services for the Company during the cure period.

7. Benefits

(a)
You shall be entitled to participate in all employee health and welfare plans, programs and arrangements of the Company, to the extent you are eligible to participate in such plans, in accordance with their respective terms, as may be amended from time to time and on the basis no less favorable than that made available to other senior executives of the Company.

(b)	Participation in the health and dental plan of the Company begins on the first day of the month immediately after your start date in accordance with the terms of the plans.

(c)	You will annually be entitled to 20 Flexible Days Off (FDO) to be used in accordance with our Flexible Days Off policy

(d) You are eligible to participate in the Company’s 401(k) plan on the first day of the month following the completion of three (3) months of employment.
(e) If you choose to participate in these benefits, you will receive a Summary Plan Description for the health and dental insurance, as well as the 401(k), plans. A copy of the plan documents is available from the Plan Administrator (as defined in the Summary Plan Description).

8. Miscellaneous

(a)
In connection with your employment you will be required to enter into a Confidentiality and Innovations Agreement with the Company. You also will be subject to a non-compete agreement under which you will be subject to non-solicitation and non-competition restrictive covenants during the term of your employment and for a period of one (1) year thereafter.

(b)
You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected responsibilities. By accepting this offer, you agree that no trade secret or proprietary information not belonging to you or the Company will be disclosed or used by you at the Company.

(c)
This Offer Letter is not an employment contract and does not create an implied or express guarantee of continued employment. By accepting this offer, you are acknowledging that you are an employee at-will. This means that either you or the Company may terminate your employment at any time and for any reason or for no reason. This Offer Letter contains the entire agreement and understanding between you and the Company with respect to the terms of your employment and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company, whether written or oral with respect to the terms of your employment. Except for amendments to increase compensation payable to you, the terms of this Offer Letter may not be amended except pursuant to a written agreement between you and the Company.

(d)	Section 409A

(i)
The intent of the parties is that payments and benefits under this Offer Letter comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated there under (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. If you notify the Company that you have received advice of tax counsel of national reputation with expertise in Section 409A that any provision of this Offer Letter (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A (with specificity as to the reason thereof) or the Company independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A.

(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Offer Letter relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)
If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A (whether under this Offer Letter, any other plan, program, payroll practice or any equity grant) and is payable upon your separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6) month-and-one-day period measured from the date of your “separation from service,” and (B) the date of your death (the “Delay Period”) and this Offer Letter and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the regularly scheduled payment dates specified for them herein.

(iv)
For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)
To the extent any reimbursement or in-kind payment provided pursuant to this Offer Letter is deemed nonqualified deferred compensation subject to Section 409A then (i) all such expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(vi)
No amounts payable to you by the Company or any of its subsidiaries or affiliates under this Agreement or any other agreement that constitute nonqualified deferred compensation subject to Section 409A shall be subject to offset by any other amount, except as permitted under Section 409A.

(a)
Withholding: The Company may withhold any tax (or other governmental obligation) that may result from the payments made and benefits provided to you under this Offer Letter or require you to make other arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements.

United States law requires all companies to verify an employee's authorization to work in the United States. If you accept this offer, you will need to bring certain documents with you on your first day that allows the Company to verify your work authorization. Enclosed is an Employment Eligibility Verification (form I-9). Please review the form and bring the appropriate documents required for employment verification on your start date. You will be asked to complete the form in the presence of a witness on your start date.

Also enclosed are a Direct Deposit Authorization Form and an Employee Withholding Allowance Certificate (W-4). Please complete these forms and bring them with you on your start date.

If these terms are agreeable to you, please sign and date the Offer Letter in the appropriate space at the bottom and return it to me by Monday, June 25, 2012. This Offer Letter will be of no force and effect if not signed and postmarked by Monday, June 25, 2012.

We are excited at the prospect of you joining the Company, and look forward to your future contributions.

Sincerely,

/s/ Marc Lefar

Marc Lefar
Chief Executive Officer

Agreed and Accepted:

Name: _______/s/ Barbara Goodstein _______
Barbara Goodstein

Date: ________6/25/12___________